UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2020

DOCUMENT SECURITY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	001-32146	16-1229730
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Canal View Boulevard Suite 300 Rochester, NY	14623
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 325-3610

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, $0.02 par value per share	DSS	The NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2020, the Board of Directors of Document Security Systems, Inc. (“DSS” or the “Company”) approved and the Company entered into a share exchange agreement (the “Share Exchange Agreement”) with DSS BioHealth Security, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“DBHS”), Singapore eDevelopment Limited, a Singapore corporation (“SeD”) that is listed on the Singapore Exchange, and Global BioMedical Pte Ltd, a Singapore corporation and wholly owned subsidiary of SeD (“GBM”), pursuant to which, among other things and subject to the terms and conditions contained therein, the DBHS will acquire of all of the outstanding capital stock (the “Impact Shares”) of Impact BioMedical Inc., a Nevada corporation and wholly owned subsidiary of GBM (“Impact BioMedical”) through a share exchange, with Impact BioMedical becoming a direct wholly owned subsidiary of the DBHS.

The aggregate consideration for the Impact Shares will be the following to be issued to GBM by DSS: (i) 14,500,000 newly issued shares of common stock of DSS, nominally valued at $3,132,000, or $0.216 per share; and (ii) 46,868 newly issued shares of a new series of perpetual convertible preferred stock of DSS (“Convertible Preferred Stock”) with a stated value of $46,868,000, or $1,000 per share, for a total consideration valued at $50 million. The Convertible Preferred Stock will be convertible into shares of common stock of DSS, subject to a 19.9% beneficial ownership conversion limitation (“blocker”) based on the total issued outstanding shares of common stock of DSS beneficially owned by GBM. Holders of the Convertible Preferred Stock will have no voting rights, except as required by applicable law or regulation, and no dividends will accrue or be payable on the Convertible Preferred Stock. The Holders of Convertible Preferred Stock will be entitled to a liquidation preference at a liquidation value of $1,000 per share, and the Company will have the right to redeem all or any portion of the then outstanding shares of Convertible Preferred Stock, pro rata among all holders, at a redemption price per share equal to such liquidation value per share.

The closing of the purchase and sale of the Impact Shares contemplated under the Share Exchange Agreement is subject to a number of customary and other conditions, including both the Company and SeD having obtained approvals from their respective shareholders, SeD having obtained requisite approval from the Singapore Exchange, and receipt by DSS of audited financial statements of Impact BioMedical, which will be included in DSS’s proxy statement soliciting the vote of its shareholders.

The Share Exchange Agreement contains customary representations, warranties and covenants of the parties as well as certain indemnification provisions.

The Share Exchange Agreement may be terminated prior to the closing on certain conditions, including by mutual written consent of the parties; by one party in the event of breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the counterparties that would give rise to the failure of the conditions precedent to closing that has not been cured after written notice to the counterparties; or if certain other conditions as set forth in the Share Exchange Agreement shall not have been, or it becomes apparent that any of such conditions will not be, fulfilled by the date that is 180 days after the date of the Share Exchange Agreement; or in the event that (i) any law that makes consummation of the transactions contemplated by Share Exchange Agreement illegal or otherwise prohibited or (ii) a government authority issues an order restraining or enjoining the transactions contemplated by the Share Exchange Agreement, and such order becomes final and non-appealable.

The Chief Executive Officer and largest shareholder of SeD is Chan Heng Fai Ambrose, the Chairman of the Board and largest shareholder of the Company. As such, the above transactions constitute related party transactions which have been duly approved by the Company’s Board of Directors and Audit Committee.

The foregoing summary of the Share Exchange Agreement and the Certificate of Designation is subject to, and qualified in its entirety by, the terms of the Share Exchange Agreement and Certificate of Designation, a copy of each of which is attached hereto as Exhibit 10.1 and Exhibit 3.1, respectively.

Prior to the execution of the Share Exchange Agreement, Impact BioMedical’s ownership of a suite of antiviral and medical technologies was valued at $382 million through a required independent valuation that was completed by Destum Partners. Because the valuation was higher than the previously agreed value, the Purchase Price was capped at a value of $50 million as previously disclosed by the Company. On April 27, 2020, the Company issued a press release announcing the completion of the required independent valuation, allowing the Company to proceed with the Share Exchange Agreement.

Item 8.01 Other Information.

A copy of the press release announcing the completion of the independent valuation is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit
Number	Exhibit

3.1	Form of Certificate of Designation of Series A Convertible Preferred Stock
10.1	Share Exchange Agreement dated as of April 27, 2020
99.1	Press Release issued April 27, 2020

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

DOCUMENT SECURITY SYSTEMS, INC.

Dated: May 1, 2020	By:	/s/ Frank D. Heuszel
	Name:	Frank D. Heuszel
	Title:	Chief Executive Officer and Interim Chief Financial Officer

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